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
                                                                                        Exhibit 12 (b)
                     GENERAL ELECTRIC CAPITAL SERVICES, INC.
                           AND CONSOLIDATED AFFILIATES

Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends



                                                                        Years ended December 31
                                                    -----------------------------------------------------------------
 (Dollars in millions)                                 2000          1999         1998         1997          1996
                                                    ------------  -----------  ------------ ------------  -----------
 Net earnings ....................................  $   5,192      $  4,443     $  3,796     $  3,256      $  2,817
 Provision for income taxes ......................      1,912         1,653        1,364        1,166         1,231
 Minority interest ...............................        214           186          148          121           167
                                                    ------------  -----------  ------------ ------------  -----------

 Earnings before income taxes and minority
   interest ......................................      7,318         6,282        5,308        4,543         4,215
                                                    ------------  -----------  ------------ ------------  -----------

 Fixed charges:
   Interest ......................................     11,415         9,607        9,122        7,762         7,402
   One-third of rentals ..........................        392           356          296          245           182
                                                    ------------  -----------  ------------ ------------  -----------

 Total fixed charges .............................     11,807         9,963        9,418        8,007         7,584
                                                    ------------  -----------  ------------ ------------  -----------

 Less interest capitalized, net of amortization ..       (121)          (87)         (88)         (52)          (41)
                                                    ------------  -----------  ------------ ------------  -----------

 Earnings before income taxes and minority
   interest, plus fixed charges ..................   $ 19,004       $16,158      $14,638      $12,498       $11,758
                                                    ============  ===========  ============ ============  ===========

 Preferred stock dividend requirements ...........  $       1     $       1    $       1  $         1   $         1

 Ratio of earnings before provisions for income
   taxes to net earnings .........................       1.37          1.37         1.36         1.36          1.44
                                                    ------------  -----------  ------------ ------------  -----------

 Preferred stock dividend factor on pre-tax basis           1             1            1            1             1
 Fixed charges ...................................     11,807         9,963        9,418        8,007         7,584
                                                    ------------  -----------  ------------ ------------  -----------

 Total fixed charges and preferred stock dividend

   requirements ..................................  $  11,808      $  9,964     $  9,419     $  8,008      $  7,585

                                                    ============  ===========  ============ ============  ===========

 Ratio of earnings to combined fixed charges and

   preferred stock dividends .....................        1.61        1.62          1.55         1.56         1.55

                                                    ============  ===========  ============ ============  ===========
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